FOR IMMEDIATE RELEASE

Media Contact:                                                 Investor Contact:
Lowell Weiner                                                  Thomas Cavanagh
(973) 660-5013                                                 (973) 660-5706

            AMERICAN HOME PRODUCTS CORPORATION ANNOUNCES THE SALE OF
              ITS CYANAMID AGRICULTURAL PRODUCTS BUSINESS TO BASF

     Madison, N.J., March 21, 2000 - American Home Products Corporation (NYSE:AHP) announced today that a definitive agreement has been signed with BASF Aktiengesellschaft for the sale of AHP's Cyanamid Agricultural Products business.

     Under the agreement with BASF, which is subject to certain customary conditions, BASF will pay to American Home Products $3.8 billion in cash, and will assume certain debt. In a separate transaction, AHP is selling certain products to an unrelated party for $28 million.

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     "Since the 1994 acquisition of Cyanamid, the Agricultural Products division has made significant contributions to AHP," said John R. Stafford, Chairman, President and Chief Executive Officer. "However," he added, "the sale of
Cyanamid reflects AHP's strategy to focus on our pharmaceutical, biopharmaceutical, consumer health care and animal health products businesses."

     Morgan Stanley acted as AHP's financial adviser.

     American Home Products Corporation is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of prescription drugs and over-the-counter medications. It is also a global leader in vaccines, biotechnology, agricultural products, and animal health care.

     The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialization, the impact of competitive products, and patent, and other risks and uncertainties, including those

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detailed from time to time in AHP's periodic reports, including quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may differ from forward-looking statements.

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